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                                                        Corporate Office
                                                        BRC Holdings, Inc.
                                                        1111 W. Mockingbird Lane
                                                        Suite 1400
                                                        Dallas, Texas 75247-5014
                                                        Tel 214.688.1800

FOR IMMEDIATE RELEASE

                                        Contact:  Thomas Kiraly
                                                  Executive Vice President &
                                                  Chief Financial Officer
                                                  (214) 905-2370


BRC RECEIVES COURT RULING ON MOTION FOR INJUNCTION

Dallas, Texas, November 25, 1998 -- BRC Holdings, Inc. (NASDAQ - BRCP)("BRC") said today that it has received notice from the Delaware Chancery Court, that the Court will allow Affiliated Computer Services, Inc. ("ACS") to complete its tender offer for 8,704,238 shares of BRC's common stock, provided that BRC furnishes additional disclosure information to its shareholders in connection with the offer. In the order, which was issued in connection with a lawsuit filed by a minority shareholder, Matador Capital Management Corporation ("Matador"), the Court denied Matador's motion for an injunction of the offer, except to the extent that it required BRC to provide additional disclosure materials. BRC stated that it will provide additional materials to shareholders promptly.

BRC, based in Dallas, Texas, is an information technology services firm with thirty years experience in providing consulting, project management, technical support and systems services that enable its clients to achieve their strategic and operational objectives. BRC specializes in information technology outsourcing, consulting, information systems and document management. BRC is ITAA*2000 certified. For more information about BRC, visit the Company's web site at www.brcp.com.